Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Whistler Blackcomb Holdings Inc.

We consent to the use of our audit report dated December 2, 2016, with respect to the consolidated statements of financial position of Whistler Blackcomb Holdings Inc. as at September 30, 2016 and September 30, 2015, the consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information which are included herein.

/s/ KPMG LLP
Chartered Professional Accountants
December 8, 2016
Vancouver, Canada